Exhibit 10.29

FIRST AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

BETWEEN NANOVIBRONIX AND DR. JONA ZUMERIS

This First Amendment to PERSONAL Employment Agreement BETWEEN NANOVIBRONIX AND DR. JONA ZUMERIS (this “Amendment”) is made and entered as of this 16th day of June, 2014 (the “Effective Date”), by and between Nanovibronix (Israel) Ltd., an Israeli corporation (the “Company”) and Jona Zumeris (“Employee”) for purposes of amending that certain Personal Employment Agreement Between Nanovibronix and Dr. Jona Zumeris dated as of March 1, 2008 by and between the Company and the Employee (the “Employment Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, Section 12 of the Employment Agreement provides that the parties to the Employment Agreement may amend the Employment Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Employment Agreement in certain respects.

NOW THEREFORE, pursuant to Section 12 of the Employment Agreement, in consideration of mutual promises, conditions, and covenants contained herein and in the Employment Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.          Section 7.a is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 7.a:

a.           This Agreement may be terminated by either party with or without cause on the terms and conditions contained herein. In the event that the Company decides to terminate this Agreement and the Employee’s employment hereunder without cause, it shall first seek and receive the approval of the Company’s Board of Directors.

2.          Section 7.d is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 7.d:

d.           Upon the occurrence of all of the following benefits (i) the Company completes an initial public offering pursuant to which the Company raises at least US$5,000,000 (the “IPO”) and (ii) the Employee’s employment is terminated by the Company without cause within two (2) years from the Effective Date until June 16, 2016 (the “Target Date”), subject to the Employee’s compliance with any obligations hereunder including the return of a signed release of all claims in the form which the Company shall deliver to the Employee, the Company shall pay the Employee a special consideration in an amount equal to his Salary according to the Employment Agreement multiplied by the number of months remaining from the date the employee - employer relationship has ceased to the Target Date (the “Special Consideration”).

Notwithstanding the foregoing, the parties agree that any amounts owed to the Employee due to severance pay, or redemption of a notice period, from the Company shall be credited against the obligation of the Company to pay the Special Consideration under this Section.

For the removal of doubt it is hereby clarified that the Special Consideration shall not be taken into an account in calculating any social benefits that the Employee is entitled to, including for severance pay. The parties agree that the Special Consideration shall be considered as compensation paid for the Employee’s obligations regarding confidentiality, proprietary and inventions assignment, including the non-compete undertakings.

3.          A new Section 8.01 is hereby added to the Employment Agreement to read in its entirety as follows:

8.01 PERSONNEL DECISION APPROVAL

In the event that the Company decides to terminate the employment of Anatoly Vainshtok or Ian Tsimmer, at any time, for any reason, it shall first seek the approval of the Employee. Notwithstanding the foregoing, the Company shall not be required to seek the Employee’s approval should either individual be subject to termination for any reason similar in form, breadth or intent to those set forth in Section 7c. herein.

4.          Section 10 (a) – (b) is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section:

10. CONFIDENTIALITY

(a)          The Employee recognizes and acknowledges that the Employee’s access to the trade secrets and confidential or proprietary information (collectively, the “Confidential Information”) of the Company and its affiliates (the “Companies”) is essential to the performance of the Employee’s duties as an employee of the Company.

(b)          By way of illustration and not limitation, such Confidential Information of the Companies shall include: (i) any and all trade secrets concerning the business and affairs of the Companies, product specifications, data, know-how, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Companies, information relating to the projects of the Companies, and any other information, however documented, of the Companies that is a trade secret; (ii) any and all information concerning the business and affairs of the Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; (iii) all derivatives, improvements and enhancements to the Companies’ technology which are created or developed; (iv) information of third parties as to which the Companies have an obligation of confidentiality; and (v) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Companies containing or based, in whole or in part, on any information included in the foregoing.

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(c)          The Confidential Information shall not include information which has become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the information involved.

(d)          The Employee further recognizes and acknowledges that such Confidential Information is a valuable and unique asset of the Companies, and that its use or disclosure (except use or disclosure as required for carrying out the Employee’s duties as an employee of the Company) would cause the Companies substantial loss and damages. The Employee undertakes and agrees that the Employee will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances, will not make use of any such Confidential Information for the Employee’s own purposes or for the benefit of any other person or organization, and will not reproduce any of the Confidential Information without the Company’s prior written consent. The Employee will take strict precautions to maintain the confidentiality of the Confidential Information received from the date of receipt, and take appropriate action, by instruction, agreement or otherwise with any person permitted access to the Confidential Information received, to ensure that the Employee will be able to satisfy the Employee’s obligations under this Employment Agreement.

(e)          The Employee will not, during the Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that the Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(f)          The Employee further recognizes and acknowledges that the Companies have received and in the future will receive from third parties their confidential or proprietary information subject to certain limited purposes. The Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the Employee’s work for the Company consistent with the Companies’ agreement with the third party, all in a fashion consistent with his undertakings in this Section 10.

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(g)          The obligations set forth in this Section are perpetual, and shall survive termination of the Employment Agreement and of the Employee’s employment with the Company.

(h)          Upon termination of the Employee’s employment with the Company or at any time before termination if the Company so requests, the Employee will promptly deliver to the Company all copies of all written and tangible material (without retaining any copies thereof) in the Employee’s possession or under the Employee’s control, incorporating the Confidential Information or otherwise relating to the Companies’ business. The obligations set forth in this Section shall survive termination of the Employment Agreement and of the Employee’s employment with the Company.

5.          A new Section 10.01 and 10.02 is hereby added to the Employment Agreement to read in its entirety as follows:

10.01         OWNERSHIP OF PROPERTY AND RIGHTS

(a)           Exclusive Property. The Employee confirms that all Confidential Information is, will be, and shall remain the exclusive property of the Companies. All business records, papers and documents, however documented, kept or made by the Employee and which relate to the business of the Companies, shall be and remain the sole property of the Companies. Without derogating from any of the provisions of this Employment Agreement, the Employee represents that any of the Work Product (as defined below) are the sole property of the Companies and the Employee has no rights to such Work Product or Confidential Information related thereto or embodied therein.

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(b)          Assignment of Inventions.

i.            For the purposes of this Employment Agreement, the term “Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, formula, techniques data, whether or not patentable, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, and all other intellectual property, including patents, trademarks, copyrights and trade secrets, that the Employee conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others that (a) relates in any manner to the previous, existing or significantly contemplated business, work, or investigations of the Companies; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that the Employee has done or may do for or on behalf of the Companies; (c) has resulted or will result from or has arisen or will arise out of any materials or Confidential information that may have been disclosed or otherwise made available to the Employee as a result of duties assigned to the Employee by the Companies; or (d) has been or will be otherwise made through the significant use of the Companies’ time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. Following the termination of the Employee’s employment for any reason, the Employee agrees to make full written disclosure to the Companies of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Employee’s employment with the Companies. The Employee hereby assigns and shall be deemed to have assigned to the Companies or their designee, all of the Employee’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Employee’s employment with the Companies. The Employee further acknowledges that all original works of authorship that have been or will be made or fixed in a tangible medium of expression by the Employee (solely or jointly with others) within the scope of the Employee’s employment with the Companies that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act or under any comparable domestic or international law or regulations and as contemplated under Chapter H of the Patents Law - 1967. The Employee understands and agrees that that all such “Works Made for Hire” are owned by the Company, its successors, assigns or nominees, and that the Employee shall not be entitled to any compensation other than the Salary and specifically the Special Consideration for creation or assignment of the same to the Company, its successors, assigns or nominees; it being acknowledged and agreed that the Salary, the Special Consideration and all other employment terms of the Employee under the Employment Agreement shall constitute the sole consideration and remuneration for any Work Product, including, without limitation, “Works Made for Hire”, regardless of the current or future value of the Work Product. The Employee waives any right to claim royalties or other consideration with respect to any Work Product, including under section 134 of the Israeli Patent Law – 1967. The Employee understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Companies’ sole discretion and for the Companies’ sole benefit, and that no royalty will be due to the Employee as a result of the Companies’ efforts to commercialize or market any such Work Product. This Section shall be deemed as an “agreement” for purposes of Section 134 of the Patents Law - 1967.

ii.         The Employee agrees to keep and maintain adequate and current electronic records of all Work Product made by the Employee (solely or jointly with others) during the term of the Employee’s employment with the Companies. The records will be available to and remain the sole property of the Companies during the Employee’s employment with the Companies and at all times thereafter.

iii.         The Employee agrees to assist the Companies, or their designee, at the Companies’ expense, in every proper way to secure the Companies’ rights in Work Product in any and all countries, including the disclosure to the Companies of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Companies shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Companies, their successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. The Employee further agrees that the Employee’s obligation to execute or cause to be executed, when it is in the Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. The Companies will reimburse the Employee for any reasonable documented expenses incurred with respect to fulfilling his obligation under this Section.

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10.02          NON-COMPETITION AND NON-SOLICITATION.

(a)          In consideration for the Salary and the Special Consideration paid to the Employee by the Company, the Employee shall not (either personally or via any of his agents, affiliates or businesses in which the Employee is a shareholder, partner, owner, employee, officer, director, consultant or otherwise), during the term of the Employment Agreement and until the lapse of twelve (12) months thereafter:

(i)          Directly or indirectly solicit, hire, engage, endeavor to entice away from the Companies or otherwise interfere with the relationship of the Companies with any person or entity who is, or was within the one (1) year period preceding the termination of the Employee’s employment with the Companies, a customer of the Companies, or who is, or was within the one (1) year period preceding the termination of the Employee’s employment with the Companies, an employee, officer, director, consultant or contractor of the Companies; or

(ii)         Directly or indirectly own an interest in, establish, open, manage, operate, join, control, or participate in or be connected with, as a shareholder, partner, owner, employee, officer, director, consultant or otherwise, in any business, enterprise, trade or occupation similar to, or in competition with, the business conducted, or proposed to be conducted, by the Companies.

(b)          The Employee further recognizes and acknowledges that a breach of this Section would cause the Company substantial and irreparable damages.

(c)          The obligations set forth in this Section shall survive termination of the Employment Agreement and of the Employee’s employment with the Company pursuant to the specific terms set forth herein.

6.          The Appendix to the Employment Agreement is hereby amended in part by deleting the term and amount of Monthly Salary in its entirety and substituting in lieu thereof the following term and amount:

Monthly Salary 19,500 NIS, with an increase to 35,000 NIS following the IPO.

7.          Except as expressly amended by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with the provisions thereof.

8.          In the event of a conflict between the Employment Agreement and this Amendment, the Amendment shall govern.

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[Remainder of Page Intentionally Left Blank

Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first indicated above.

THE COMPANY:
NANOVIBRONIX (ISRAEL) LTD.

By:	/s/ Ophir Shahaf
Name:	Ophir Shahaf
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Jona Zumeris
Jona Zumeris